Better For You Wellness Announces Formation of
Subsidiary and Launch of First Brand

Better For You Wellness, Inc. Ceases to be a Shell Company as Defined in Rule 12b-2

Columbus, Ohio -- Better For You Wellness, Inc. (OTC: BFYW) ("Better For You Wellness" or the "Company"), an Ohio-based company focused on the rapidly-growing $1.5T wellness industry, is pleased to announce that it has formed a wholly-owned subsidiary, Glow Market LLC ("Glow Market"), an Ohio Limited Liability Company, to build and operate digitally-native, mission-driven brands within the clean beauty sector in multiple consumer product categories.

Furthermore, the Company is pleased to announce that Glow Market has launched its first brand, Better Suds, an impact-driven brand that sells cruelty-free natural soap. Better Suds is committed to positively impacting the environment by removing 1 pound of plastic from the ocean for every soap sold through donations to Ocean Blue Project Inc. This 501(c)(3) organization removes plastics from oceans and waterways.

Better Suds has begun sales in the United States on its direct-to-consumer ("DTC") e-commerce website (www.bettersuds.com) with six different products available including:

● Aromatherapeutic Eucalyptus Soap

● Gentle Turmeric Soap

● Exfoliating Sunflower Soap

● Refreshing Citrus Soap

● Rejuvenating Charcoal Soap

● Soothing Coconut Shea Soap

DTC orders ship free to the United States currently.

"The launch of Glow Market and Better Suds is another major step in demonstrating the Company's dual buy-and-build model," said Ian James, Chief Executive Officer of Better For You Wellness. "Better Suds is the first of many wellness brands that Better For You Wellness, Inc. intends to create, offering opportunity for growth from the ground up. Beyond that, Better Suds has numerous synergies with the Company's three previously announced acquisition targets."

With the Company's launch of Glow Market and Better Suds, Better For You Wellness, Inc. has ceased to be a shell company, as defined in Rule 12b-2 under the Exchange Act, and is no longer a blank-check company.

About Better For You Wellness, Inc.

Better For You Wellness, Inc. (OTC: BFYW) is a Columbus, Ohio-based Company that is pursuing a dual buy-and-build model within the wellness industry. Better For You Wellness, Inc., through its wholly-owned subsidiary, builds and operates digitally-native, mission-driven brands within the clean beauty sector, including Better Suds. Better For You Wellness, Inc. is also under LOI to acquire three different companies within the clean and natural beauty category. Learn more at https://BFYW.com.

Forward-Looking Statements

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